Exhibit 2.1





                               REORGANIZATION AGREEMENT





                                    BY AND BETWEEN





                             CAROLINA FIRST CORPORATION,

                                 CAROLINA FIRST BANK,

                                         AND

                              AIKEN COUNTY NATIONAL BANK




                             Dated as of October 13, 1994

                                  TABLE OF CONTENTS


          SECTION I.  DEFINITIONS . . . . . . . . . . . . . . . . . . .   5
               1.1.  Agreement. . . . . . . . . . . . . . . . . . . . .   5
               1.2.  Articles of Merger.  . . . . . . . . . . . . . . .   5
               1.3.  CFC. . . . . . . . . . . . . . . . . . . . . . . .   5
               1.4.  CFC Common Stock.  . . . . . . . . . . . . . . . .   5
               1.5.  CFB. . . . . . . . . . . . . . . . . . . . . . . .   5
               1.7.  Confidential Information.  . . . . . . . . . . . .   5
               1.8.  Code.  . . . . . . . . . . . . . . . . . . . . . .   5
               1.9.  Merger.  . . . . . . . . . . . . . . . . . . . . .   5
               1.10. ERISA. . . . . . . . . . . . . . . . . . . . . . .   5
               1.11. Effective Time.  . . . . . . . . . . . . . . . . .   6
               1.12. FDIC.  . . . . . . . . . . . . . . . . . . . . . .   6
               1.13. ACNB Common Stock. . . . . . . . . . . . . . . . .   6
               1.14. OCC. . . . . . . . . . . . . . . . . . . . . . . .   6
               1.15. OTS. . . . . . . . . . . . . . . . . . . . . . . .   6
               1.16. Plan of Merger.  . . . . . . . . . . . . . . . . .   6
               1.17. Proxy Statement. . . . . . . . . . . . . . . . . .   6
               1.18. Registration Statement.  . . . . . . . . . . . . .   6
               1.19. SEC. . . . . . . . . . . . . . . . . . . . . . . .   6
               1.20. Securities Act.  . . . . . . . . . . . . . . . . .   6
               1.21. State Board. . . . . . . . . . . . . . . . . . . .   6
               1.22. Stockholder Approvals. . . . . . . . . . . . . . .   6
               1.23. Stockholders' Meeting. . . . . . . . . . . . . . .   6
               1.24. Surviving Corporation. . . . . . . . . . . . . . .   6

          SECTION II.  THE MERGER . . . . . . . . . . . . . . . . . . .   6
               2.1.  General Provisions.  . . . . . . . . . . . . . . .   6
               2.2.  The Closing. . . . . . . . . . . . . . . . . . . .   6
               2.3.  Consideration for the Merger.  . . . . . . . . . .   6
               2.4.  Approval of ACNB Stockholders. . . . . . . . . . .   6
               2.5.  Tax Treatment. . . . . . . . . . . . . . . . . . .   7

          SECTION III.  REPRESENTATIONS AND WARRANTIES OF ACNB  . . . .   7
               3.1.  Organization, Good-Standing and Conduct of
                    Business. . . . . . . . . . . . . . . . . . . . . .   7
               3.2.  Corporate Authority. . . . . . . . . . . . . . . .   7
               3.3.  Binding Effect.  . . . . . . . . . . . . . . . . .   7
               3.4.  Capitalization of ACNB.  . . . . . . . . . . . . .   7
               3.5.  Absence of Defaults. . . . . . . . . . . . . . . .   7
               3.6.  Non-Contravention and Defaults; No Liens.  . . . .   8
               3.7.  Necessary Approvals. . . . . . . . . . . . . . . .   8
               3.8.  Financial Statements.  . . . . . . . . . . . . . .   8
               3.9.  Tax Returns. . . . . . . . . . . . . . . . . . . .   8
               3.10. Undisclosed Liabilities. . . . . . . . . . . . . .   9
               3.11. Title to Properties, Encumbrances. . . . . . . . .   9
               3.12. Litigation.  . . . . . . . . . . . . . . . . . . .   9

               3.13. Reports. . . . . . . . . . . . . . . . . . . . . .   9
               3.14. Brokers. . . . . . . . . . . . . . . . . . . . . .   9
               3.15. Expenditures.  . . . . . . . . . . . . . . . . . .   9
               3.16. Insurance. . . . . . . . . . . . . . . . . . . . .   9
               3.17. Contracts and Commitments. . . . . . . . . . . . .   9
               3.18. Employee Benefit Plans . . . . . . . . . . . . . .  10
               3.19. ACNB Information.  . . . . . . . . . . . . . . . .  10
               3.20. Due Diligence. . . . . . . . . . . . . . . . . . .  11
               3.21. Resale of CFC Common Stock.  . . . . . . . . . . .  11

          SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB  .  11
               4.1.  Organization, Good-Standing and Conduct of
                    Business. . . . . . . . . . . . . . . . . . . . . .  11
               4.2.  Corporate Authority. . . . . . . . . . . . . . . .  11
               4.3.  Binding Effect.  . . . . . . . . . . . . . . . . .  11
               4.4.  Capitalization of CFC. . . . . . . . . . . . . . .  11
               4.5.  Subsidiaries of CFC. . . . . . . . . . . . . . . .  12
               4.6.  Absence of Defaults. . . . . . . . . . . . . . . .  12
               4.7.  Non-Contravention and Defaults; No Liens.  . . . .  12
               4.8.  Necessary Approvals. . . . . . . . . . . . . . . .  12
               4.9.  Financial Statements.  . . . . . . . . . . . . . .  13
               4.10. Tax Returns. . . . . . . . . . . . . . . . . . . .  13
               4.11. Undisclosed Liabilities. . . . . . . . . . . . . .  13
               4.12. Litigation.  . . . . . . . . . . . . . . . . . . .  13
               4.13. Reports. . . . . . . . . . . . . . . . . . . . . .  13
               4.14. CFC Information. . . . . . . . . . . . . . . . . .  14
               4.15. Due Diligence. . . . . . . . . . . . . . . . . . .  14

          SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING  . . . . . .  14
               5.1.  Conduct of ACNB Pending Closing. . . . . . . . . .  14
               5.2.  Conduct of CFC Pending Closing.  . . . . . . . . .  15

          SECTION VI.  COVENANTS OF THE PARTIES . . . . . . . . . . . .  15
               6.1.  Access to Properties and Records.  . . . . . . . .  15
               6.2.  Regulatory Filings.  . . . . . . . . . . . . . . .  16
               6.3.  Registration Statement/Proxy Statement.  . . . . .  16
               6.4.  Affiliates' Letters. . . . . . . . . . . . . . . .  16
               6.5.  Listing of CFC Common Stock. . . . . . . . . . . .  16
               6.6.  Letters from Accountants.  . . . . . . . . . . . .  16
               6.7.  Tax Treatment/Accounting Treatment.  . . . . . . .  17
               6.8.  Expenses.  . . . . . . . . . . . . . . . . . . . .  17
               6.9.  Material Events  . . . . . . . . . . . . . . . . .  17
               6.10. Public Announcements . . . . . . . . . . . . . . .  17

          SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE  . . .  17
               7.1.  Performance of Acts and Representations by ACNB. .  17
               7.2.  Opinion of Counsel for ACNB. . . . . . . . . . . .  17
               7.3.  Conduct of Business. . . . . . . . . . . . . . . .  18
               7.4.  Consents.  . . . . . . . . . . . . . . . . . . . .  18

               7.5.  Certificate. . . . . . . . . . . . . . . . . . . .  18
               7.6.  Limit on Dissent.  . . . . . . . . . . . . . . . .  18
               7.7.  Pooling of Interests.  . . . . . . . . . . . . . .  18
               7.8.  Affiliates' Letters. . . . . . . . . . . . . . . .  18
               7.9.  Due Diligence. . . . . . . . . . . . . . . . . . .  18

          SECTION VIII. CONDITIONS TO THE OBLIGATION OF ACNB TO CLOSE .  18
               8.1.  Performance of Acts and Representations by CFC
                    and CFB.  . . . . . . . . . . . . . . . . . . . . .  18
               8.2.  Opinion of Counsel for CFC.  . . . . . . . . . . .  18
               8.3.  Conduct of Business. . . . . . . . . . . . . . . .  19
               8.4.  Consents.  . . . . . . . . . . . . . . . . . . . .  19
               8.5.  Certificate. . . . . . . . . . . . . . . . . . . .  19
               8.6.  Tax Opinion. . . . . . . . . . . . . . . . . . . .  19
               8.7.  Fairness Opinion.  . . . . . . . . . . . . . . . .  19
               8.8.  Stockholder Approvals. . . . . . . . . . . . . . .  19

          SECTION IX.   TERMINATIONS  . . . . . . . . . . . . . . . . .  19
               9.1.  Termination. . . . . . . . . . . . . . . . . . . .  19
               9.2.  Effect of Termination. . . . . . . . . . . . . . .  20

          SECTION X.   INDEMNIFICATION  . . . . . . . . . . . . . . . .  20
               10.1.  Information for Application and Statements. . . .  20
               10.2.  Indemnication of Officers and Directors.  . . . .  21

          SECTION XI.   MISCELLANEOUS . . . . . . . . . . . . . . . . .  21
               11.1.  Survival of Representations and Warranties. . . .  21
               11.2.  Entire Agreement. . . . . . . . . . . . . . . . .  21
               11.3.  Binding Agreement.  . . . . . . . . . . . . . . .  21
               11.4.  Notices.  . . . . . . . . . . . . . . . . . . . .  21
               11.5.  Counterparts. . . . . . . . . . . . . . . . . . .  22
               11.6.  Headings. . . . . . . . . . . . . . . . . . . . .  22
               11.7.  Law Governing.  . . . . . . . . . . . . . . . . .  22
               11.8.  Amendment.  . . . . . . . . . . . . . . . . . . .  22
               11.9.  Waiver. . . . . . . . . . . . . . . . . . . . . .  22



          APPENDICES

               Appendix A   Plan of Merger

               This REORGANIZATION AGREEMENT is entered into as of this 13th day of October, 1994 among Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina, Carolina First Bank ("CFB"), a corporation organized and existing under the laws of the State of South Carolina, and Aiken County National Bank ("ACNB"), a national banking association organized and existing under the laws of the United States of America.

               WHEREAS, CFC desires to acquire ACNB through the merger of ACNB with and into CFB (the "Merger");

               WHEREAS, the respective Boards of Directors of CFC, CFB and ACNB have approved such Merger pursuant to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Appendix A (the "Plan of Merger");

               WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

               NOW,  THEREFORE, in  consideration of  the premises  and the
          mutual   representations,   warranties   and  agreements   herein
          contained, CFC, CFB and ACNB hereby agree as follows:


          SECTION I.  DEFINITIONS

               1.1.  Agreement.  This Reorganization Agreement between CFC,
          CFB and ACNB, together with all schedules, exhibits and appendices attached hereto.
               1.2.   Articles of Merger.   The  Articles of  Merger to  be
          executed by CFC, CFB and ACNB and in a form appropriate for filing with the Secretary of State of South Carolina and the OCC, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
               1.3.   CFC.    Carolina First  Corporation,  a bank  holding
          company headquartered in Greenville, South Carolina, which term shall include, when the context permits, CFC and all CFC subsidiaries.
               1.4.  CFC  Common Stock.  The common stock,  par value $1.00 per share, of CFC.
               1.5.    CFB.     Carolina  First  Bank,   a  South  Carolina
          corporation and a wholly-owned subsidiary of CFC.
               1.6.   Closing Date.  The  term Closing Date  shall have the
          meaning ascribed to it in Section 2.2 hereof.
               1.7.    Confidential  Information.   The  term "Confidential
          Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.2 hereof and designated in writing as "Confidential Information", except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
               1.8.  Code.  The Internal Revenue Code of 1986, as amended.
               1.9.   Merger.  The merger of ACNB with and into CFB as more
          particularly set forth herein and in the Plan of Merger.
               1.10. ERISA.  The Employee Retirement Income Security Act of
          1974, as amended.

               1.11. Effective Time. The date and time which the Merger becomes effective as more particularly set forth in Section 2.2 of the Plan of Merger.
               1.12. FDIC.  The Federal Deposit Insurance Corporation.
               1.13. ACNB Common Stock. The common stock, par value $5.00 per share, of ACNB.
               1.14. OCC.  The Office of Comptroller of the Currency.
               1.15. OTS.  The Office of Thrift Supervision.
               1.16. Plan of Merger. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
               1.17. Proxy Statement. The proxy statement included in the Registration Statement which shall be furnished to the ACNB stockholders in connection with the solicitation by the ACNB Board of Directors of proxies for the approval of this Agreement and the matters contemplated hereby.
               1.18. Registration Statement. The Registration Statement on Form S-4 to be filed with the SEC registering the CFC Common Stock to be issued to the ACNB shareholders in connection with the Merger.
               1.19. SEC.  The Securities and Exchange Commission.
               1.20.  Securities  Act.   The  Securities  Act of  1933,  as
          amended.
               1.21. State Board. The South Carolina State Board of Financial Institutions.
               1.22. Stockholder Approvals. This term shall mean, as the context may require, the written consent (duly authorized) of CFC to the Merger of ACNB with and into CFB and the approval by the requisite vote of the stockholders of ACNB at the Stockholders' Meeting of the Merger of ACNB with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.
               1.23. Stockholders' Meeting. The meeting of the stockholders of ACNB at which the Merger shall be voted upon.
               1.24. Surviving Corporation. The surviving corporation after consummation of the Merger, which shall be CFB.


          SECTION II.  THE MERGER

               2.1. General Provisions. Subject to the terms and conditions of this Agreement, including the Plan of Merger, at the Effective Time, ACNB shall be merged with and into CFB, which shall be the Surviving Corporation and remain a wholly-owned subsidiary of CFC. At the Effective Time, the separate corporate existence of ACNB shall cease. CFC and ACNB hereby agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger.
               2.2.    The  Closing.    The  Closing   of  the  transaction
          contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in
          Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by April 30, 1995, either party hereto shall have the right to terminate this Agreement.
               2.3. Consideration for the Merger. The manner of converting the shares of ACNB into shares of CFC shall be as set forth in Articles II and III of the Plan of Merger.
               2.4. Approval of ACNB Stockholders. CFC, CFB and ACNB shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to ACNB shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the necessary regulatory approvals.

               2.5. Tax Treatment. CFC and ACNB intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.


          SECTION III.  REPRESENTATIONS AND WARRANTIES OF ACNB

               ACNB hereby represents and warrants to CFC the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by CFC, such breach or inaccuracy must be materially adverse in the aggregate with respect to the business of ACNB.
               3.1. Organization, Good-Standing and Conduct of Business. ACNB is a corporation, duly organized, validly existing and in good standing under the laws of the United States of America, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business  as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by ACNB makes such license or qualification necessary.
               3.2.   Corporate  Authority.   The  execution, delivery  and
          performance of this Agreement have been duly authorized by the Board of Directors of ACNB. Other than approval of the Merger by the shareholders of ACNB, no other  corporate acts or proceedings on the part of ACNB are required or necessary to authorize this Agreement or the Merger.
               3.3.   Binding Effect.   Subject  to receipt of  Stockholder
          Approval and any required regulatory approvals, when executed, this Agreement will constitute a valid and legally binding obligation of ACNB, enforceable against ACNB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions,
          and (iii)  general  principles  of equity.    Each  document  and
          instrument contemplated by this Agreement, when executed and delivered by ACNB in accordance with the provisions hereof, shall
          be  duly   authorized,  executed   and  delivered  by   ACNB  and
          enforceable against ACNB in accordance with its terms, subject to the exceptions in the previous sentence.
               3.4.  Capitalization of ACNB.   The authorized capital stock
          of ACNB consists solely of (i) 500,000 authorized shares of common stock ($5.00 par value), of which 402,500 shares are issued and outstanding. All of the issued and outstanding shares of ACNB are validly issued and fully paid and, except as provided in 12 U.S.C.A. (section mark)55, nonassessable. Except for the items set forth on Schedule 3.4 attached hereto, there are no outstanding obligations, options, warrants or commitments of any kind or
          nature  or  any  outstanding  securities  or  other   instruments
          convertible into shares of any class of capital stock of ACNB, or pursuant to which ACNB is or may become obligated to issue any
          shares of  its capital stock.   None  of the shares  of the  ACNB
          Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in ACNB's Articles of Association or Bylaws and except for restrictions on account of applicable federal or state securities laws. ACNB does not hold 10% of any class of equity securities of any other company or legal entity.
               3.5.  Absence of Defaults.  ACNB is not in default under, or in  violation of, any provision of its Articles of Association or
          Bylaws.   ACNB is not in  default under, or in  violation of, any
          agreement to which  ACNB is a party, the effect  of which default or violation would have a material adverse  effect on ACNB or its
          business  operations  or  prospects.    Except  as  disclosed  in
          Schedule 3.5, ACNB is not in violation of any applicable law, rule or regulation, the effect of which would have a material adverse effect on ACNB or its business operations or prospects.

               3.6. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which ACNB is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature  whatsoever on any asset of  ACNB, or (iv) violate any
          provisions of ACNB's Articles  of Association or Bylaws.   To the
          best of ACNB's knowledge, no other party to any material agreement to which ACNB is a party is in default thereunder or in
          breach  of  any  provision  thereof.    To  the  best  of  ACNB's
          knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
               3.7.     Necessary  Approvals.     ACNB  has   obtained  all
          certificates   of   authority,  licenses,   permits,  franchises,
          registrations of foreign ownership or other regulatory  approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a material adverse effect on the financial circumstances of
          ACNB.    Further,  there is  no  reasonable  basis  for any  such
          expiration,   lapse,   revocation,   threat  of   revocation   or
          restriction.    Except  for   any  necessary  filings  with,  and
          approvals and authorizations of the OCC, the FDIC, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of ACNB in connection with the execution and delivery of this Agreement or the consummation by ACNB of the transactions contemplated hereby. Except for the agencies in the preceding sentence or as disclosed in Schedule 3.7 attached hereto, ACNB is not required to procure the approval of any person, firm, corporation, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of ACNB as a result of this Agreement.
               3.8.     Financial   Statements.    The   audited  financial
          statements of ACNB for each of the fiscal years 1991, 1992 and 1993, the unaudited financial statements of ACNB at and for the six month period ending June 30, 1994 and the unaudited monthly statements subsequent to June 30, 1994 (the "ACNB Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of ACNB at the dates indicated and the results of its operations for each of the periods indicated, except as otherwise set forth in the notes thereto. The books and records of ACNB have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of ACNB.
               3.9.  Tax Returns.   ACNB files its  income tax returns  and
          maintains its tax books and records on the basis of a taxable year ending December 31. ACNB has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and ACNB has duly paid all taxes with respect to the periods covered thereby and has
          established  adequate  reserves   in  accordance  with  generally
          accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. ACNB is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves
          have  not been  established.   ACNB does not  have in  effect any
          waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income,
          property, franchise,  sales, license or  payroll tax.   ACNB does
          not know,  or have reason  to know, of  any questions
          which have been raised or which may be raised by any taxing authority relating to taxes or assessments of ACNB which, if determined adversely, would result in the assertion of any deficiency.
               3.10. Undisclosed Liabilities.   Except for the  liabilities
          which are disclosed in the ACNB Financial Statements or as set forth on Schedule 3.10, ACNB has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1993, there has been (i) no material adverse change in the business or operations of ACNB, (ii) no incurrence by or subjection of ACNB to any obligation or liability (whether fixed, accrued or contingent) or commitment material to ACNB not referred to in this Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the ACNB Financial Statements at and for the periods subsequent to December 31, 1993.
               3.11. Title to Properties,  Encumbrances.  All real property and depreciable tangible personal property owned by ACNB is set forth on Schedule 3.11. ACNB has good and marketable title to all of the real property and depreciable tangible personal property set forth on Schedule 3.11, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of the banking business, and (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent.
               3.12. Litigation.   Except as  set forth  on Schedule  3.12,
          there are no claims, actions, suits or proceedings pending or threatened against ACNB, or to its knowledge affecting ACNB, at law or in  equity, before  or by any  Federal, state,  municipal,
          administrative   or   other   court,   governmental   department,
          commission, board,  or agency, an adverse  determination of which
          could  have  a  material  adverse  effect   on  the  business  or
          operations of ACNB, and ACNB knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting ACNB or to which ACNB is subject.
               3.13. Reports. ACNB has duly made all reports and filings required to be made pursuant to applicable law, except for failures to file or reports which would not have a material adverse effect on the business or financial condition of ACNB.
               3.14. Brokers. ACNB has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
               3.15.  Expenditures.   Schedule 3.15  sets forth  any single
          expenditure  of $25,000 or more proposed to be made by ACNB after the  date  hereof  and a  summary  of  the  terms and  conditions
          pertaining  thereto.   At  least 20  business  days prior  to the
          Closing Date, ACNB  will advise  CFC of any  changes to  Schedule
          3.15  reflecting additions  or deletions  thereto since  the date hereof.
               3.16. Insurance.  Attached hereto as Schedule 3.16 is a true and complete summary of the policies of fire, liability, life and other type of insurance held by ACNB, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business  of ACNB taking
          into account the  availability and  cost of such  coverage.   All
          such policies  shall remain in full force and effect for a period
          of at  least 90 days  following the  Closing Date.   There is  no
          reason known to  ACNB that any such policy will  not be renewable on terms and conditions as  favorable as those set forth in  such policy.
               3.17.  Contracts  and Commitments.   Schedule  3.17 attached
          hereto sets forth each contract or other commitment of ACNB which requires an aggregate payment by ACNB after the date hereof of more than $25,000, and any other contract or commitment that in the  opinion  of  the  ACNB  management
          materially affects the business of ACNB. Except for the contracts and commitments described in this Agreement or as set forth in
          Schedule  3.17, ACNB is not party to or subject to:
                         1.     Any  contracts  or  commitments  which  are
               material to its business, operations or financial condition;
                         2.    Any   employment  contract  or  arrangement,
               whether  oral  or  written,  with  any  officer, consultant, director or  employee which  is not  terminable on 30  day's notice  without penalty  or  liability to  make any  payment thereunder for more than 30 days after such termination;
                         3.   Any  plan or  contract or  other arrangement,
               oral or written, providing for insurance for any officer or employee or members of their families;
                         4.   Any  plan or  contract or  other arrangement,
               oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
                         5.    Any contract  or  agreement  with any  labor
               union;
                         6.   Any contract or agreement  with customers for
               the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
                         7.  Any contract restricting ACNB from carrying on
               its business anywhere in the United States;
                         8.   Any  instrument or arrangement  evidencing or
               related  to  indebtedness  for   money  borrowed  or  to  be
               borrowed, whether directly or indirectly, by way of purchase
               money   obligation,   guaranty,  conditional   sale,  lease-
               purchase, or otherwise;
                         9.   Any joint venture contract  or arrangement or
               any other agreement involving a sharing of profits;
                         10.  Any license  agreement in  which ACNB  is the
               licensor or licensee;
                         11. Any material contract or agreement, not of the
               type covered by any of the other items of this Section 3.17, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or (ii) does not terminate, or is not terminable without penalty to ACNB, or any successors or assigns prior to 30 days from the date hereof.
               3.18. Employee Benefit Plans.
                    (a)  Except  as described on  Schedule 3.18, ACNB  does
               not sponsor or maintain and  is not otherwise a party  to or
               liable  under,  any  plan,   program,  fund  or  arrangement
               (whether or  not qualified for Federal  income tax purposes,
               whether   benefiting  a   single   individual  or   multiple
               individuals, and whether funded or not) that is an "employee pension benefit plan", or an "employee welfare benefit plan", as such terms are defined in ERISA, or any incentive or other benefit arrangement for its employees, their dependents and beneficiaries.
                    (b)   ACNB has, for  all periods ending on  or prior to
               the date hereto, administered each employee welfare benefit plan described on Schedule 3.18 in material compliance with
               the  reporting,   disclosure  and  all   other  requirements
               applicable  under ERISA,  the Code  or any  other applicable law.
                    (c)  All amounts required to be accrued under generally
               accepted accounting principles applied consistently by ACNB under any incentive or other compensation plan have been accrued and are reflected in the balance sheet contained in the December 31, 1993 ACNB Financial Statements.
               3.19.  ACNB  Information.    The  written  information  with
          respect to ACNB, and its officers, directors, and affiliates which shall be used in soliciting approval of the Merger by shareholders of ACNB will not, on the date the Proxy Statement is first mailed to shareholders of ACNB or on the date of the Stockholders' Meeting, as amended or supplemented, contain any untrue statement of a material fact, or omit to state any materi-
          al fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under
          which they were made, not misleading, or necessary to correct any statement in any earlier communication to ACNB shareholders with respect to the Merger.
               3.20.  Due Diligence.   All information provided  by ACNB in
          connection with the  due diligence investigation  by CFC was,  at the time that  such information was provided,  fair, accurate and
          complete  in all  material  respects.   ACNB  has not  failed  to
          provide or make available to CFC all material information regarding ACNB.
               3.21. Resale of CFC Common Stock.   ACNB knows of no present
          plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC common stock to a number of shares having, in the aggregate, a value of less than 50% of the value of ACNB Common Stock
          outstanding  as  of the  Effective Time.    For purposes  of this
          representation, the number of shares of CFC Common Stock which would have been received by any dissenting shareholders of ACNB had they not dissented, and shares of ACNB Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of ACNB and then disposed of by shareholders of ACNB.

          SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC AND CFB

               CFC and CFB hereby represent and warrant to ACNB the following matters on and as of the date of this Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Agreement by ACNB, such breach or inaccuracy must be materially adverse in the aggregate with respect to the businesses of CFC and CFB.
               4.1. Organization, Good-Standing and Conduct of Business. CFC and CFB are corporations, duly organized, validly existing and in good standing under the laws of the State of South Carolina, and have full power and authority and all necessary governmental and regulatory authorization to own all of their properties and assets and to carry on their business as they are presently being conducted, and are properly licensed, qualified and in good standing as foreign corporations in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC and CFB makes such license or qualification necessary.
               4.2. Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized by the Boards of Directors of CFC and CFB. No further corporate acts or proceedings on the part of CFC or CFB are required or necessary to authorize this Agreement or the Merger.
               4.3. Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of CFC and CFB, enforceable against CFC and CFB in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Agreement, when executed and delivered by CFC and/or CFB in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and/or CFB and enforceable against CFC and/or CFB in accordance with its terms, subject to the exceptions in the previous sentence.
               4.4. Capitalization of CFC. The authorized capital stock of CFC consists solely of (i) 20,000,000 authorized shares of common stock ($1.00 par value), of which 4,523,784 shares are issued and outstanding and (ii) 10,000,000 shares of preferred stock, of which 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993, 60,000 shares of Convertible
          Preferred Stock Series 1993B, and 920,000 shares of 7.32% Noncumulative Convertible Preferred Stock Series 1994, are outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under employee benefit plans, (ii) the 621,000 shares of 7.50% Noncumulative Convertible Preferred Stock Series 1993, (iii) the 60,000 shares of Convertible Preferred Stock Series 1993B, and
          (iv) the 920,000 shares of 7.32% Noncumulative Convertible Pre-ferred Stock Series 1994, (v) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, (vi) existing dividend reinvestment plans, or (vii) as otherwise set forth on Schedule 4.4, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instru-ments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. None of the shares of the CFC Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in CFC's Articles of Incorporation or Bylaws and except for restrictions on account of applicable federal or state securities laws. The Common Stock to be issued in connection with this Agreement and the

          Merger will, when issued, be validly issued, fully paid and nonassessable and issued pursuant to an effective registration statement.
               4.5.  Subsidiaries of CFC.   CFC owns 100% of the issued and
          outstanding shares of CFB, Carolina First Savings Bank, F.S.B and
          Carolina  First Mortgage Company.   Other than CFC, no individual
          or entity has rights to acquire shares of CFB, Carolina First Savings Bank, F.S.B or Carolina First Mortgage Company. CFC does not hold 10% of any class of equity securities of any other company or legal entity other than CFB, Carolina First Savings Bank, F.S.B. and Carolina First Mortgage Company.
               4.6.   Absence  of  Defaults.   Neither CFC  nor  CFB is  in
          default under, or in violation of any provision of their Articles
          of Incorporation  or Bylaws.   Neither CFC nor CFB  is in default
          under, or in violation of, any agreement to which they are a party, the effect of which default or violation would have a
          material  adverse  effect  on  CFC  or  CFB   or  their  business
          operations or prospects. Neither CFC nor CFB is in violation of any applicable law, rule or regulation the effect of which would have a material adverse effect on CFC or CFB or their business operations or prospects.
               4.7.  Non-Contravention and Defaults; No Liens.  Neither the
          execution  or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which CFC or CFB is a party or by which they may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any  nature whatsoever on  any asset  of CFC or  CFB, or  (iv)
          violate   any  provisions   of   CFC's  or   CFB's  Articles   of
          Incorporation  or Bylaws.    To  the  best  of  CFC's  and  CFB's
          knowledge,  no other party to any material agreement to which CFC or  CFB is a party  is in default thereunder or  in breach of any
          provision thereof.   To the  best of CFC's  and CFB's  knowledge,
          there exists no condition  or event which, after notice  or lapse of time or both, would constitute a default by any party to any such agreement.
               4.8.   Necessary Approvals.   CFC and CFB  have obtained all
          certificates   of   authority,  licenses,   permits,  franchises,
          registrations of foreign ownership  or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire, lapse, has been threatened to be  revoked or  has otherwise  become restricted  by  their terms
          which  would,   upon  such   expiration,  lapse,   revocation  or
          restriction, have a material adverse effect on the financial circumstances of CFC or CFB. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or re-
          striction.    Except for  (i)  any  necessary filings  with,  and
          approvals and authorizations of the OCC, the FDIC and the State Board, and (ii) the filing with the SEC of the Registration Statement and filings with blue sky authorities, no consent, approval, authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC or CFB in connection with the execution and delivery of this  Agreement or  the  consummation by  CFC and  CFB of  the
          transactions contemplated  hereby.   Except for the  agencies and
          other entities in the preceding sentence, neither CFC nor CFB is required to procure the approval of any person, firm, corpora-tion, or other entity, foreign or domestic, in order to prevent the termination of any right, privilege, license or contract of CFC or CFB as a result of this Agreement.
               4.9.    Financial  Statements.       The  audited  financial
          statements of CFC for each of the fiscal years 1991, 1992 and 1993, the unaudited financial statements of CFC at and for the six month period ending June 30, 1994 and the unaudited monthly statements subsequent to June 30, 1994 (the "CFC Financial Statements") all of which have been provided to ACNB, are true, correct and complete in all material respects and present fairly, in conformity with generally accepted accounting principles consistently applied, the financial position of CFC at the dates indicated and the results of its operations for each of
                                          13
          the periods indicated, except as  otherwise set  forth in  the notes
          thereto.   The books and records of  CFC have been kept, and will
          be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
               4.10. Tax Returns.   CFC  files its income  tax returns  and
          maintains its tax books and records on the basis of a taxable year ending December 31. CFC has duly filed all tax reports and returns required to be filed by any federal, state or local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) through the date hereof, and CFC has duly paid all taxes with respect to the periods covered thereby and has
          established  adequate  reserves  in  accordance   with  generally
          accepted accounting principles consistently applied for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable in respect of the period subsequent to the period ending after the date hereof. CFC is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. CFC does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any federal, state or local income, property, franchise, sales, license or payroll tax. Except as set forth on Schedule 4.10, CFC does not know, or have reason to know, of any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of CFC which, if determined  adversely,  would  result  in the  assertion  of  any deficiency.
               4.11. Undisclosed  Liabilities.  Except for  the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.11, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1993, there has been no material adverse change in the business or operations of CFC.
               4.12. Litigation.   There are no  claims, actions, suits  or
          proceedings pending or threatened against or, to its knowledge, affecting CFC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental
          department,   commission,   board,    or   agency,   an   adverse
          determination of which could have a material adverse effect on the business or operations of CFC, and CFC knows of no basis for
          any  of the foregoing.   There is no  order, writ, injunction, or
          decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or to which CFC is subject, except for a dividend agreement between CFC and the OTS which regulates the payment of dividends from Carolina First Savings Bank, F.S.B. to CFC.
               4.13.  Reports.  CFC has  duly made all  reports and filings required  to  be  made  pursuant to  applicable  law,  except for failures to file or reports which would not have a material adverse effect on the business or financial condition of CFC.
               4.14. CFC Information.  The written information with respect to CFC, and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or
          other   authorized  representatives)  specifically   for  use  in
          soliciting approval of the Merger by shareholders of ACNB, or which shall be contained in the Registration Statement, will not, on the date the  Proxy Statement is first mailed  to shareholders of ACNB or on the date of the Stockholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication
          to  ACNB  stockholders   with  respect  to   the  Merger.     The
          Registration Statement will comply as to form with all applicable laws, including the provisions of the Securities Act.
               4.15. Due Diligence.   All  information provided  by CFC  in
          connection with the due diligence investigation by ACNB was, at the time that such information was provided, fair, accurate and complete in all material respects. CFC has not failed to provide or make available to ACNB all material information regarding CFC.


          SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING

               5.1. Conduct of ACNB Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, ACNB covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must be material in the aggregate with respect to the business of ACNB before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.
                    (a) ACNB will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its business organization, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it so that its goodwill and going business shall be unimpaired at the Closing Date. ACNB shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights without the written consent of CFC, which consent shall not be unreasonably withheld.
                    (b) ACNB will not amend its Articles of Association or Bylaws as in effect on the date hereof.
                    (c) Except for the issuance of capital stock in connection with items set forth on Schedule 3.4, ACNB will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or any securities convertible into shares of any class, or any rights, warrants or options to acquire any such shares (except for employee stock options in the ordinary course in accordance with past practice and only upon prior notice to CFC); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other convertible securities; nor will it declare, set aside or pay any dividends (of any type) or make any other change in its equity capital structure.
                    (d) ACNB will promptly advise CFC orally and in writing of any change in the businesses of ACNB which is or may reasonably be expected to be materially adverse to the business of ACNB.
                    (e) ACNB will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the business of ACNB, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of ACNB contained herein to be or become untrue in any material respect.
                    (f) ACNB will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
                    (g) Except for expenses attendant to the Merger and current contractual obligations, ACNB will not incur any expense in an amount in excess of $25,000 after the execution of this Agreement without the prior written consent of CFC.
                    (h) ACNB will not grant any executive officers any increase in compensation (except in the ordinary course in accordance with past practice and only upon prior notice to
               CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
                    (i) ACNB will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.
               5.2. Conduct of CFC Pending Closing. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that ACNB shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must be material in the aggregate with respect to the business of CFC before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Agreement.
                    (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.
                    (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that will adversely affect the ACNB stockholders in any material respect.
                    (c) Except for the issuance of stock (i) in connection with the Convertible Preferred Stock, (ii) in connection with the items set forth on Schedule 4.4, (iii) in connection with acquisitions (including, but not limited to, the acquisitions listed on Schedule 4.4), or (iv) in the ordinary course in accordance with past practice (such as employee stock grants or options), CFC will not authorize, create or issue any shares of capital stock.
                    (d) CFC will promptly advise ACNB orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
                    (e) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.


          SECTION VI.  COVENANTS OF THE PARTIES

               6.1. Access to Properties and Records. Between the date of this Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access (with due consideration being given to the fact that CFC is a company traded on the Nasdaq National Market, that CFC is acquiring all of ACNB and that ACNB will constitute only a small portion of CFC after the consummation of the transactions herein), during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. The covenants in this Section 6.1 shall survive the Closing Date forever.

               6.2. Regulatory Filings. The parties hereto will use their respective best efforts and cooperate with each other to obtain promptly all such regulatory approvals and to make such filings as, in the opinion of their respective counsels, may be necessary or advisable in connection with this transaction. CFC shall be responsible for all filings fees required in connection with such approvals or filings.
               6.3. Registration Statement/Proxy Statement. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under the blue sky laws in connection with the issuance of CFC Common Stock in the Merger. ACNB shall mail, at its expense, the Proxy Statement to its shareholders.
               6.4. Affiliates' Letters. ACNB shall deliver to CFC a letter identifying all persons who are, at the time the Merger is submitted to a vote of the shareholders of ACNB, "affiliates" of ACNB for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. ACNB shall use its best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC, (a) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger in such a manner so as to destroy the tax-free status of the Merger or the qualification by the Merger as a pooling of interests transaction, and (b) that such person will not offer to sell, transfer or otherwise dispose of any of the shares of CFC Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145.
               6.5.   Listing of  CFC Common  Stock.   CFC shall cause  the
          shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to Nasdaq as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
               6.6. Letters from Accountants. Prior to the date the Registration Statement is declared effective and prior to the Effective Time, ACNB will deliver to CFC letters from Elliott Davis & Co. addressed to CFC and dated not more than two business days before the date on which such Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to CFC, and CFC will deliver to ACNB letters from Elliott Davis & Co., addressed to ACNB and dated not more than two business days before the Registration Statement shall have become effective and not more than two business days prior to the Effective Time, respectively, in form and substance satisfactory to ACNB, in each case with respect to the financial condition of the other party and such other matters as are customary in accountants' comfort letters.
               6.7. Tax Treatment/Accounting Treatment. ACNB and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify (i) as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) as a "pooling of interests" under general accepted accounting practices, except to the extent such performance or failure would be prohibited by law. Such reasonable acts shall include, without limitation, the abstention from resales of CFC Common Stock received in connection herewith.
               6.8. Expenses. The parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with this transaction.
               6.9. Material Events. At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Section VI or
          Section VII of this Agreement.

               6.10. Public Announcements. At all times until after the Closing Date, neither ACNB nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Agreement, without the express prior consent of the other party, except as may be required by law or the policies of NASDAQ.


          SECTION VII.   CONDITIONS TO CFC'S OBLIGATION TO CLOSE

               The obligation of CFC and CFB to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
               7.1.  Performance of Acts and Representations by ACNB.  Each
          of the acts and undertakings of ACNB to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly authorized and duly performed, and each of the
          representations  and  warranties  of   ACNB  set  forth  in  this
          Agreement shall be true on the Closing Date, except as to transactions contemplated by this Agreement.
               7.2.   Opinion  of  Counsel  for  ACNB.    ACNB  shall  have
          furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) ACNB is duly organized, validly existing and in good standing under the laws of the United States of America; (ii) the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of ACNB's Articles of Assoc-iation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which ACNB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of ACNB, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which ACNB is subject; (iii) all of the shares of ACNB Common Stock are validly authorized and issued, fully paid and, except as provided by 12 U.S.C.A. (section mark)55, non-assessable; (iv) ACNB has the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to consummate the transactions contemplated herein; (v) ACNB has full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by ACNB and constitutes a valid and legally binding obligation of ACNB enforceable against ACNB in accordance with its terms, except as such enforceability may be limited by (x) applicable
          bankruptcy,  insolvency,  reorganization,  moratorium   or  other
          similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity;
          (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against ACNB or other parties which would have a material adverse effect on ACNB's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.
               7.3. Conduct of Business. The business of ACNB shall have been conducted in the usual and customary manner, and there shall have been no material casualty or material adverse change in the business or financial condition of ACNB from the date hereof through the Closing Date.
               7.4.   Consents.   All permits,  orders, consents,  or other
          authorizations necessary,  in the  reasonable opinion  of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the
          transactions contemplated  hereby.   Approvals of all  applicable
          regulatory   agencies  shall  have   been  obtained  without  the
          imposition  of  any
          condition   or  requirements  that,  in  the reasonable  judgment
          of  CFC,  renders the  consummation of  this transaction unduly burdensome.
               7.5. Certificate. CFC shall have been furnished with such certificates of officers of ACNB and/or such certificates of ACNB stockholders, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as
          CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
               7.6. Limit on Dissent. The holders of 10% or more of the ACNB Common Stock outstanding at the time of the Stockholders' Meeting shall not have dissented to the Merger by demanding payment for fair value of their shares in the manner provided by
          12 U.S.C.A. (section mark)214a.
               7.7.   Pooling  of  Interests.    CFC  shall  have  received
          reasonable assurance from Elliott, Davis & Co. that the Merger will qualify for pooling of interests accounting treatment under general accepted accounting practices.
               7.8. Affiliates' Letters. CFC shall have received letters from all affiliates of ACNB as contemplated in Section 6.4 hereof.
               7.9.    Due  Diligence.   CFC  shall  have  completed a  due
          diligence investigation of ACNB by October 27, 1994, the results of which shall be reasonably satisfactory to CFC.


          SECTION VIII. CONDITIONS TO THE OBLIGATION OF ACNB TO CLOSE

               The obligation of ACNB to consummate the transactions contemplated in this Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
               8.1.   Performance of Acts  and Representations  by CFC  and
          CFB.   Each of the  acts and  undertakings of CFC  and CFB  to be performed on or before  the Closing Date pursuant to the terms of
          this  Agreement   shall  have  been  duly   authorized  and  duly
          performed, and each of the representations and warranties of CFC and CFB set forth in this Agreement shall be true on the Closing Date, except as to transactions contemplated by this Agreement.
               8.2. Opinion of Counsel for CFC. CFC shall have furnished ACNB with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to ACNB and its counsel, to the effect that, except as disclosed herein:
          (i) CFC and CFB are duly organized, validly existing and in good standing under the laws of the State of South Carolina; (ii) the consummation of the transactions contemplated by this Agreement will not (A) violate any provision of CFC's or CFB's Articles of Incorporation or Bylaws, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC or CFB is a party, or by which it is bound, except as such would not, in the aggregate, have a material adverse effect on the business or financial condition of CFC, or (C) violate or conflict with any other re-striction of any kind or character of which such counsel has knowledge and to which CFC or CFB is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC and CFB have the legal right and power, and all authorizations and approvals required by law, to enter into this Agreement, and to consummate the transactions contemplated herein; (v) CFC and CFB have full corporate power and authority to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by CFC and CFB and constitutes a valid and legally binding obligation of CFC and CFB enforceable against CFC and CFB in accordance with its terms, except as such enforceability may be limited by (x) applicable
          bankruptcy,  insolvency,  reorganization,  moratorium   or  other
          similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vi) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a material adverse effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein.
               8.3.    Conduct  of Business.    There  shall  have been  no
          material casualty or material adverse change in the business or financial condition of CFC from the date hereof through the Closing Date.
               8.4.   Consents.   All permits,  orders, consents,  or other
          authorizations necessary, in the reasonable opinion of counsel for ACNB, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the
          transactions contemplated  hereby.   Approvals of all  applicable
          regulatory   agencies  shall  have   been  obtained  without  the
          imposition  of  any  condition   or  requirements  that,  in  the
          reasonable judgment of ACNB, renders the consummation of this transaction unduly burdensome.
               8.5. Certificate. ACNB shall have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to ACNB, dated as of the Closing Date, certifying to such matters as ACNB may reasonably request, including but not limited to the fulfillment of the conditions specified in this
          Section VIII.
               8.6.  Tax  Opinion.   ACNB shall have  received from  Wyche,
          Burgess,  Freeman  &  Parham,  P.A.  a  tax  opinion,  reasonably
          satisfactory    to   ACNB,   opining,   subject   to   reasonable
          qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under
          Section 368(a) of the Code.
               8.7.   Fairness  Opinion.   The Board  of Directors  of ACNB
          shall  have   received  a  fairness  opinion   from  a  reputable
          investment banking firm,  which opinion is  reasonably acceptable to ACNB.
               8.8.    Stockholder  Approvals.   The  Stockholder Approvals
          shall have been obtained.


          SECTION IX.   TERMINATIONS


               9.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:
                    (a)  by mutual consent of the parties;
                    (b) by either CFC or ACNB, at that party's option, if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;
                    (c)  by  either CFC  or  ACNB if  the  other party  has
               failed  to  comply  with   the  agreements  or  fulfill  the
               conditions contained herein, provided, however, that any such failure of compliance or fulfillment must be material to the consolidated businesses of either CFC or ACNB and the breaching must be given notice of the failure to comply and a reasonable period of time to cure;
                    (d) by either CFC or ACNB as set forth in Section 2.2 hereof.
                    (e) by ACNB if the average of the closing sales price of CFC Common Stock for any period of ten consecutive trading days from the date hereof through the day before the Closing Date is less than $12.00 per share.
               9.2. Effect of Termination. In the event of termination of this Agreement by either CFC or ACNB as provided above, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of CFC or ACNB, or their respective officers or directors, except for intentional breach; provided, however, that in the event of termination by CFC for any reason other than one set forth in Section 9.1(c) above or one which is beyond the reasonable control of CFC, then CFC shall reimburse ACNB for all reasonable costs and fees incurred in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated, any agreements between the two parties as to Confidential Information shall survive such termination.


          SECTION X.   INDEMNIFICATION

               10.1. Information for Application and Statements. Each of CFC and ACNB represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and ACNB so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and ACNB agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.

               10.2. Indemnication of Officers and Directors. CFC covenants and agrees that it will cause each person who is an officer or director of ACNB on the Closing Date to be indemnified for any and all claims and liabilities arising out of such person's service as an officer or director of ACNB to the maximum extent that a South Carolina corporation is permitted by law to indemnify its officers and directors, including indemnification for the cost of defending such claims as well as any liability resulting therefrom. The indemnification provided in this Section shall also apply to each former director of ACNB named as a defendant in the litigation set forth on Schedule 3.12 with respect to such litigation. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of ACNB benefited by this Section X.


          SECTION XI.   MISCELLANEOUS

               11.1.   Survival  of  Representations and  Warranties.   The
          representations, warranties and covenants contained in this Agreement or in any other documents delivered pursuant hereto, shall  survive  the  Closing  of  the  transactions  contemplated
           hereby.   Notwithstanding any investigation made by  or on behalf
          of the parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
               11.2.   Entire  Agreement.   This  Agreement, including  any
          schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
               11.3.  Binding Agreement.   This Agreement shall be  binding
          upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
               11.4.   Notices.   Any  notice given  hereunder shall  be in
          writing  and   shall  be  deemed  delivered   and  received  upon
          reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

               For CFC:       William S. Hummers III
                              Carolina First Corporation
                              102 South Main Street
                              Greenville, South Carolina  29601

               Copy to:       William P. Crawford, Jr.
                              Wyche, Burgess, Freeman & Parham, P.A.
                              Post Office Box 728
                              Greenville, South Carolina  29602

               For ACNB:      Michael L. Laughlin
                              Aiken County National Bank
                              Post Office Box 1546
                              Aiken, South Carolina  29802

               Copies to:        James R. Barber III
                              Todd & Barber
                              Post Office Box 1549
                              Columbia, South Carolina 29202

                              George S. King, Jr.
                              Sinkler & Boyd, P.A.
                              Post Office Box 11889
                              Columbia, South Carolina 29211

               11.5. Counterparts. This Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
               11.6. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

               11.7. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
               11.8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
               11.9. Waiver. Any term, provision or condition of this Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

                                     END OF PAGE

               IN WITNESS WHEREOF, this Agreement has been duly entered as of the date first written above.


          Witnesses                        CAROLINA FIRST CORPORATION


          _________________________             By: ___________________________
                                                     Mack I. Whittle, Jr.
          _________________________                  President and CEO



          Witnesses                        CAROLINA FIRST BANK


          _________________________             By: ___________________________
                                                     Mack I. Whittle, Jr.
          _________________________                  Chairman



                                           AIKEN COUNTY NATIONAL BANK


          _________________________             By: ___________________________
                                                     Michael L. Laughlin
          _________________________                  Chairman of the  Board
                                                     of Directors

                                      APPENDIX A
                                    PLAN OF MERGER
                                          OF
                              AIKEN COUNTY NATIONAL BANK
                                    WITH AND INTO
                                 CAROLINA FIRST BANK

               Pursuant to this Plan of Merger (the "Plan of Merger"), Aiken County National Bank ("ACNB"), a national banking association existing under the laws of the United States of America, shall be acquired by Carolina First Corporation ("CFC"), a corporation existing under the laws of the State of South Carolina, by the merger of ACNB with and into Carolina First Bank ("CFB"), a banking corporation existing under the laws of the State of South Carolina and a wholly-owned subsidiary of CFC.


                               ARTICLE I.  DEFINITIONS

               The  capitalized  terms  set  forth  below  shall  have  the following meanings:
               1.1.  "Articles of Merger" shall mean the Articles of Merger to be executed by CFC, CFB and ACNB and in a form appropriate for filing with the Secretary of State of South Carolina, and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
               1.2.   "CFC Common Stock"  shall mean the  common stock, par
          value $1.00 per share, of CFC.
               1.3.   "Conversion Ratio" shall mean the number of shares of
          CFC Common Stock issuable in exchange for one share of ACNB Common Stock, as calculated pursuant to Section 3.1 hereof.
               1.4.   "Dissenting  Stockholder"  shall mean  the holder  of
          shares of ACNB Common Stock who has made a timely demand for payment of the fair value of his or her shares by the effective exercise of dissenters' rights in the manner provided in 12 U.S.C.A. (section mark)214a.
               1.5.   "Effective Time" shall  mean the date  and time which
          the Merger  becomes effective as  more particularly set  forth in
          Section 2.2 hereof.
               1.6.  "Merger" shall  mean the merger of ACNB  with and into
          CFB as more particularly set forth herein and in the Reorganization Agreement.
               1.7.   "Fair Market Value"  shall mean, with  respect to the
          CFC Common Stock for a particular day in question, the average of the high and low sale prices as quoted on the Nasdaq National Market for that particular day and the immediately preceding four business days.
               1.8.   "OCC"  shall mean  the Office  of Comptroller  of the
          Currency.
               1.9.   "Reorganization Agreement"  shall mean  the Agreement
          and Plan of Reorganization among CFC, CFB and ACNB dated the date hereof, to which this Plan of Merger is attached as Appendix A.
               1.10.   "Stockholder Approvals"  shall mean, as  the context
          may require, the written consent (duly authorized) of CFC to the merger of ACNB with and into CFB and the approval by the requisite vote of the stockholders of ACNB at the Stockholders' Meeting of the merger of ACNB with and into CFB, all in accordance with the Reorganization Agreement and this Plan of Merger.
               1.11.  "Stockholders' Meeting" shall mean the meeting of the stockholders of ACNB at which the Merger shall be voted upon.
               1.12.     "Surviving  Corporation"  shall  mean   CFB  after
          consummation of the Merger.


                               ARTICLE II.  THE MERGER

               2.1. Merger. Subject to the terms and conditions set forth in the Reorganization Agreement, unless effectively waived as provided therein, and in accordance with all applicable laws, regulations and regulatory requirements, at the Effective Time, ACNB shall be merged with and into CFB. CFB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of South Carolina.
               2.2. Effective Time. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Secretary of State of the State of South Carolina as applicable.
               2.3. Capitalization The number of authorized shares of capital stock of the Surviving Corporation shall be the same as immediately prior to the Merger.
               2.4. Charter. The charter of CFB as in effect at the Effective Time shall be and remain the charter of the Surviving Corporation.
               2.5. Bylaws. The Bylaws of CFB, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
               2.6. Properties and Liabilities of ACNB and CFB. At the Effective Time, the separate existence and corporate organization of ACNB shall cease, and CFB shall thereupon and thereafter, to the extent consistent with its charter and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of ACNB without further act or deed.


                      ARTICLE III.  MANNER OF CONVERTING SHARES

               3.1. ACNB Common Stock. Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into one and one/eighth share (1.125 shares) of CFC Common Stock.
               3.2. CFB Common Stock. None of the shares of CFB shall be converted in the Merger and the capitalization of CFB after the Merger shall remain unchanged.
               3.3. Treasury Shares. Any and all shares of ACNB Common Stock held as treasury shares by ACNB shall be cancelled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
               3.4. Fractional Shares. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the ACNB Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value of the CFC Common Stock on the last trading day immediately preceding the Effective Time.


                  ARTICLE IV.  EXCHANGE OF COMMON STOCK CERTIFICATES

               4.1. Issuance of CFC Certificates; Cash for Fractional Shares. After the Effective Time, each holder of shares of ACNB Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to CFC or its transfer agent, and shall promptly upon surrender receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger. The certificate or certificates of ACNB Common Stock so surrendered shall be duly endorsed as CFC or its transfer agent may require.  To the extent
          required by Section 3.4 of this Plan of Merger, each holder of shares of ACNB Common Stock issued and outstanding at the
          Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CFC Common Stock to which such holder might be entitled.
               4.2. Authorized Withholdings. CFC shall not be obligated to deliver the consideration to which any former holder of ACNB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of ACNB Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or ACNB. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any certificate representing shares of ACNB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 above. However, upon surrender of the ACNB Common Stock certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such certificate.
               4.3. Limited Rights of Former ACNB Stockholders. After the Effective Time, each outstanding certificate representing shares of ACNB Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholder of ACNB Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor as provided in this Plan of Merger.


                              ARTICLE V.  STOCK OPTIONS

               5.1. Options. At the Effective Time, all outstanding obligations, commitments, options, warrants or other securities set forth on Schedule 3.4 of the Reorganization Agreement which are exercisable for or convertible into, or which require the issuance of, shares of any class of capital stock of ACNB, shall, after the Effective Date, represent only the right to receive shares of CFC Common Stock based on the Conversion Ratio.


                              ARTICLE VI.  MISCELLANEOUS

               6.1. Conditions Precedent. Consummation of the Merger is conditioned upon receipt of the Stockholder Approvals. In addition, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
               6.2. Termination. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
               6.3. Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the board of directors of each of the parties hereto; provided, however, that this Plan of Merger may not be amended after the Stockholders' Meeting except in accordance with applicable law.

               Dated as of this _____ day of October, 1994.

                                      SCHEDULES

               The schedules are omitted. The Company will provided such schedules upon request of the Commission.